December 19, 2013

Re:	Rancon Realty Fund V, L.P., December 31, 2013, Estimated Unit Valuation

Dear Custodian and Pension Plan Trustee:

In response to requests from custodians and pension plan trustees, the General Partners are providing an estimate of the Unit value of the outstanding limited partnership interests of Rancon Realty Fund V, L.P., a California Limited Partnership (the “Fund”) as of December 31, 2013. Our estimate is $406 per Unit. The General Partners’ valuation was calculated using the assumptions set forth below:

Per Unit*
Real estate properties	$875
Other Assets	125
Minus:
Mortgage Debt	594
Estimated Value	$406

The estimated real estate property valuations as of December 31, 2013, were arrived at using a discounted cash flow analysis, employing the following key assumptions:

	Office	Retail
Weighted average exit capitalization rate	8.50%	7.00%
Weighted average discount rate	9.50%	8.50%
Average annual market rent rate growth	4.00%	2.70%
Average holding period	10 years	10 years

The annual market rent rate growth estimate reflects a compounded annual growth rate (“CAGR”) for market rents over the holding period. The CAGR shown is the constant annual rate at which the market rent is projected to grow to in the final year of the holding period for each of the properties.

While we believe that our assumptions are reasonable, a change in these assumptions would impact the calculation of the value of our real estate assets. For example, assuming all other factors remain unchanged, an increase in the weighted average discount rate of 25 basis points (0.25%) would yield a decrease in the value of our real estate assets of 2.0%, while a decrease in the weighted average discount rate of 25 basis points would yield an increase in the value of our real estate of 2.0%. Similarly, an increase in the weighted average exit capitalization rate of 25 basis points (assuming no other changes in assumptions) would yield a decrease in the value of our real estate assets of 2.0%, while a decrease in the weighted average exit capitalization rate of 25 basis points (assuming no other changes in assumptions) would yield an increase in the value of our real estate assets of 2.0%.

* Based upon 83,898 Units issued and outstanding.

261 Boeing Court
Livermore, California 94551
925.241.7143 Fax 925.371.0167
Toll free 888.909.7774

As with any valuation methodology, the assumptions, estimates and judgments underlying the valuation described herein may not be accurate or complete. Actual facts and developments may turn out to be different than those assumed and result in materially lower valuations of the Fund’s properties than estimated by the General Partners. Moreover, the estimated value per Unit as determined by the General Partners is not a representation, warranty or guarantee:

•	That a limited partner would be able to realize the estimated value per Unit if the limited partner attempted to sell his or her Units. Actual sales transactions in the secondary market have historically occurred at prices well below the General Partners’ Unit valuation estimates.

•	Of what a limited partner would ultimately realize in distributions per Unit upon a liquidation of our assets and the payment of our liabilities.

•	That the methodologies used to estimate our value per Unit meet the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code.

This valuation was prepared by the General Partners without the use of any third-party appraisals, nor was the valuation or the methodology employed to value the Units verified or reviewed by any third-party advisor, including the Fund’s auditors. The General Partners’ valuation does not take into account the expenses of dissolving the Fund, which could be material, or any prepayment penalties that would be payable on the repayment of the Fund’s indebtedness, which also could be material. The actual amount at which the Fund’s real properties are ultimately sold may be materially lower than the estimated real property valuations of the properties made by the General Partners as of December 31, 2013, which would result in distributions to the limited partner materially lower than the estimated value per Unit as of December 31, 2013.

Sincerely,

Daniel L. Stephenson, General Partner
Rancon Financial Corporation, General Partner
Rancon Realty Fund V,
A California Limited Partnership

Note: Certain statements contained in this letter may be deemed to be forward-looking statements under the federal securities laws. Such statements generally can be identified by our use of words such as “may,” “will,” “can,” “intend,” “anticipate,” “estimate,” “think,” “continue,” or other similar words. For a list of the factors that could cause actual results to vary materially from those expressed in these forward-looking statements, see our Annual Report on Form 10-K for the year ended December 31, 2012, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.